Exhibit 3



                             Irrevocable Proxy


            The undersigned hereby revokes any previous proxies and appoints Philip A. Goodrich, Edgar J. Smith, Jr. and Robert Coackley, and each of them, as attorney and proxy of the undersigned to attend any and all meetings of the shareholders of Data Switch
Corporation, a Delaware corporation ("the Company"), to vote all shares of common stock, $.01 par value, of the Company owned by the undersigned on the date hereof or hereafter acquired (including, without limitation, any such shares acquired upon exercise of any Rights (as defined in the attached letter agreement)) and to represent and otherwise to act for the undersigned in the same manner and with the same effect as if done by the undersigned where any Acquisition Pro-posal (as defined in the attached letter agreement), including without limitation the Merger (as defined in the Agreement and Plan of Merger by and among General Signal Corporation, General
Signal Acquisition Corporation and the Company dated as of May 8, 1995), is submitted to shareholders of the Company for approval.

            This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable and shall remain in effect until December 31, 1995.

            The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

                                              /s/ Richard E. Greene
                                          Name:   Richard E. Greene


Dated:  May 8, 1995